United States securities and exchange commission logo





                     November 6, 2023

       Say Leong Lim
       Chief Executive Officer
       Globalink Investment Inc.
       200 Continental Drive, Suite 401
       Newark, DE 19713

                                                        Re: Globalink
Investment Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 25,
2023
                                                            File No. 001-4112

       Dear Say Leong Lim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Guillaume de Sampigny